Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Sean O’Connor Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS THIRD QUARTER 2015 EARNINGS

Record Earnings Per Diluted Common Share

Return on average assets of 1.44 percent and average common equity of 14.1 percent

Returned 80 percent of third quarter earnings to shareholders

MINNEAPOLIS, October 15, 2015 — U.S. Bancorp (NYSE: USB) today reported net income of $1,489 million for the third quarter of 2015, or $0.81 per diluted common share, compared with $1,471 million, or $0.78 per diluted common share, in the third quarter of 2014.

Highlights for the third quarter of 2015 included:

➢	Return on average assets of 1.44 percent and average common equity of 14.1 percent

➢	Growth in average total loans of 1.3 percent on a linked quarter basis and 3.8 percent over the third quarter of 2014 (excluding student loans, which were transferred to held for sale at the end of the first quarter of 2015 and returned to held for investment on September 1, 2015)

¡	Growth in average commercial and commercial real estate revolving commitments of 1.8 percent over the prior quarter and 8.9 percent year-over-year

¡	Growth in average total commercial loans of 1.7 percent over the second quarter of 2015 and 9.5 percent over the third quarter of 2014

¡	Growth in total other retail loans of 1.9 percent over the second quarter of 2015 and 5.6 percent over the third quarter of 2014 (excluding student loans)

➢	Growth in average total deposits of 1.4 percent on a linked quarter basis and 6.9 percent over the third quarter of 2014

¡	Growth in average low cost deposits, including noninterest-bearing and total savings deposits, of 2.5 percent on a linked quarter basis and 11.4 percent year-over-year

➢	Net interest income growth of 2.7 percent year-over-year and 1.8 percent linked quarter

¡	Growth in average earnings assets of 0.8 percent on a linked quarter basis and 6.6 percent year-over-year, including strong retail loan growth in the third quarter 2015

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

¡	Net interest margin stable at 3.04 percent for the third quarter of 2015 compared with the prior quarter 3.03 percent

➢	Positive trends in payments-related fee revenue including year-over-year increases in credit and debit card revenue of 7.2 percent and merchant processing services of 8.5 percent (excluding the impact of foreign currency rate changes)

➢	Decline in net charge-offs of 13.1 percent from the third quarter of 2014 and 1.4 percent on a linked quarter basis

➢	Decreases in nonperforming assets of 18.5 percent on a year-over-year basis and 0.6 percent on a linked quarter basis

➢	Capital generation resulted in a return of 80 percent of third quarter earnings to shareholders through dividends and the buyback of 16 million common shares, and continued to reinforce capital position. Ratios at September 30, 2015 were:

¡

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach was 9.2 percent and for the Basel III fully implemented advanced approaches was 12.4 percent.

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)	3Q 2015	2Q 2015	3Q 2014	Percent Change 3Q15 vs 2Q15	Percent Change 3Q15 vs 3Q14	YTD 2015	YTD 2014	Percent Change

Net income attributable to U.S. Bancorp	$1,489	$1,483	$1,471	.4	1.2	$4,403	$4,363	.9
Diluted earnings per common share	$.81	$.80	$.78	1.3	3.8	$2.36	$2.29	3.1

Return on average assets (%)	1.44	1.46	1.51			1.45	1.56
Return on average common equity (%)	14.1	14.3	14.5			14.1	14.7
Net interest margin (%)	3.04	3.03	3.16			3.05	3.26
Efficiency ratio (%) (a)	53.9	53.2	52.4			53.8	52.8
Tangible efficiency ratio (%) (a)	53.1	52.3	51.3			53.0	51.8

Dividends declared per common share	$.255	$.255	$.245	—	4.1	$.755	$.720	4.9
Book value per common share (period end)	$22.99	$22.51	$21.38	2.1	7.5

(a)    Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses), and for tangible efficiency ratio, intangible amortization.

Net income attributable to U.S. Bancorp was $1,489 million for the third quarter of 2015, 1.2 percent higher than the $1,471 million for the third quarter of 2014, and 0.4 percent higher than the $1,483 million

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

for the second quarter of 2015. Diluted earnings per common share of $0.81 in the third quarter of 2015 were $0.03 higher than the third quarter of 2014 and $0.01 higher than the previous quarter. The increase in net income year-over-year was due to higher net interest income and noninterest income, along with a reduction in the provision for credit losses, partially offset by an increase in noninterest expense. The increase in net income on a linked quarter basis was primarily due to increases in net interest income and noninterest income, partially offset by higher noninterest expense.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “I am proud of the financial performance our 67,000 employees delivered in the third quarter. Because of their hard work and dedication, we are operating from a position of strength as we grow revenue, manage expenses, seek to exceed customer expectations, and create value for shareholders in a demanding marketplace. U.S. Bancorp achieved record diluted earnings per share (EPS) of $0.81 and continued to deliver industry-leading performance measures, with a return on average assets (ROA) of 1.44 percent, return on average common equity (ROE) of 14.1 percent, and an efficiency ratio of 53.9 percent. In addition, we returned 80 percent of our earnings to shareholders through dividends and share buybacks in the third quarter.”

Davis continued, “While the near-term external environment remains uncertain for the banking industry, we have built steady momentum throughout the year by focusing on activities that are within our control. We grew total loans 1.3 percent over the second quarter, excluding student loans, and total deposits increased 6.9 percent year-over-year, which highlights the comfort our customers have in trusting one of the highest rated banks in the world, as recently reflected in a debt rating upgrade. Growth trends in our Payment Services franchise have improved, highlighting the strong emphasis we are placing in payments businesses. We recently announced a new co-brand relationship with the Auto Club Trust, which has more than nine million members. As part of that partnership, we also agreed to acquire an approximately $500 million credit card portfolio. In addition, we solidified U.S. Bank’s leadership role in mobile payments by participating in the Android Pay and Samsung Pay roll-outs.”

“Overall, our actions to generate growth in our balance sheet and revenues, combined with our deliberate efforts to optimize our expense management initiatives, resulted in a solid quarter and put us on a positive forward-looking trajectory. As U.S. Bancorp pursues its vision for the future, we are focused on sustainable growth. We continue to make prudent long-term investments to protect our industry leading competitive positions and help our customers build financially secure futures.”

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)	3Q 2015	2Q 2015	3Q 2014	Percent Change 3Q15 vs 2Q15	Percent Change 3Q15 vs 3Q14	YTD 2015	YTD 2014	Percent Change

Net interest income	$2,821	$2,770	$2,748	1.8	2.7	$8,343	$8,198	1.8
Noninterest income	2,326	2,272	2,242	2.4	3.7	6,752	6,794	(.6)

Total net revenue	5,147	5,042	4,990	2.1	3.1	15,095	14,992	.7
Noninterest expense	2,775	2,682	2,614	3.5	6.2	8,122	7,911	2.7

Income before provision and taxes	2,372	2,360	2,376	.5	(.2)	6,973	7,081	(1.5)
Provision for credit losses	282	281	311	.4	(9.3)	827	941	(12.1)

Income before taxes	2,090	2,079	2,065	.5	1.2	6,146	6,140	.1
Taxable-equivalent adjustment	53	54	56	(1.9)	(5.4)	161	167	(3.6)
Applicable income taxes	534	528	523	1.1	2.1	1,541	1,566	(1.6)

Net income	1,503	1,497	1,486	.4	1.1	4,444	4,407	.8
Net (income) loss attributable to noncontrolling interests	(14)	(14)	(15)	—	6.7	(41)	(44)	6.8

Net income attributable to U.S. Bancorp	$1,489	$1,483	$1,471	.4	1.2	$4,403	$4,363	.9

Net income applicable to U.S. Bancorp common shareholders	$1,422	$1,417	$1,405	.4	1.2	$4,204	$4,163	1.0

Diluted earnings per common share	$.81	$.80	$.78	1.3	3.8	$2.36	$2.29	3.1

Net income attributable to U.S. Bancorp for the third quarter of 2015 was $18 million (1.2 percent) higher than the third quarter of 2014, and $6 million (0.4 percent) higher than the second quarter of 2015. The increase in net income year-over-year was due to higher net interest income, primarily due to growth in earning assets, and noninterest income, primarily driven by increases in commercial products, payments and trust and investment management fee revenue. These increases were offset by an increase in noninterest expense, which included higher compensation and employee benefits expense and other costs related to risk and compliance activities. The increase in net income on a linked quarter basis was primarily due to increases in net interest income and noninterest income, partially offset by higher noninterest expense. As previously disclosed in recent weeks, the third quarter of 2015 included several unrelated items that, combined, were relatively neutral to earnings.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	3Q 2015	2Q 2015	3Q 2014	Change 3Q15 vs 2Q15	Change 3Q15 vs 3Q14	YTD 2015	YTD 2014	Change

Components of net interest income
Income on earning assets	$3,171	$3,123	$3,114	$48	$57	$9,410	$9,296	$114
Expense on interest-bearing liabilities	350	353	366	(3)	(16)	1,067	1,098	(31)

Net interest income	$2,821	$2,770	$2,748	$51	$73	$8,343	$8,198	$145

Average yields and rates paid
Earning assets yield	3.42%	3.42%	3.58%	—%	(.16)%	3.44%	3.69%	(.25)%
Rate paid on interest-bearing liabilities	.52	.52	.57	—	(.05)	.53	.60	(.07)

Gross interest margin	2.90%	2.90%	3.01%	—%	(.11)%	2.91%	3.09%	(.18)%

Net interest margin	3.04%	3.03%	3.16%	.01%	(.12)%	3.05%	3.26%	(.21)%

Average balances
Investment securities (a)	$103,943	$102,391	$93,141	$1,552	$10,802	$102,361	$87,687	$14,674
Loans	250,536	246,560	243,867	3,976	6,669	248,358	240,098	8,260
Earning assets	369,265	366,428	346,422	2,837	22,843	365,543	336,287	29,256
Interest-bearing liabilities	269,479	270,573	254,501	(1,094)	14,978	269,317	246,614	22,703

(a) Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the third quarter of 2015 was $2,821 million, an increase of $73 million (2.7 percent) over the third quarter of 2014. The increase was the result of growth in average earning assets, partially offset by a continued shift in loan portfolio mix and lower reinvestment rates on investment securities. Average earning assets were $22.8 billion (6.6 percent) higher than the third quarter of 2014, driven by increases of $6.7 billion (2.7 percent) in average total loans and $10.8 billion (11.6 percent) in average investment securities. Net interest income increased $51 million (1.8 percent) on a linked quarter basis, primarily due to higher average total loans and an additional day in the current quarter relative to the second quarter of 2015. Average total loans were $3.1 billion (1.3 percent) higher on a linked quarter basis, excluding student loans.

The net interest margin in the third quarter of 2015 was 3.04 percent, compared with 3.16 percent in the third quarter of 2014, and 3.03 percent in the second quarter of 2015. The decrease in the net interest margin on a year-over-year basis primarily reflected a change in loan portfolio mix as well as growth in the investment portfolio at lower average rates and lower reinvestment rates on investment securities. On a linked quarter basis, the increase in the net interest margin was principally due to earning assets growth and

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

continued deposit growth, partially offset by growth in lower rate investment securities along with lower investment portfolio reinvestment rates.

Investment Securities

Average investment securities in the third quarter of 2015 were $10.8 billion (11.6 percent) higher year-over-year and $1.6 billion (1.5 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, to support regulatory liquidity coverage ratio requirements.

AVERAGE LOANS								Table 4
($ in millions)	3Q 2015	2Q 2015	3Q 2014	Percent Change 3Q15 vs 2Q15	Percent Change 3Q15 vs 3Q14	YTD 2015	YTD 2014	Percent Change

Commercial	$79,486	$77,932	$72,190	2.0	10.1	$77,880	$69,276	12.4
Lease financing	5,218	5,321	5,155	(1.9)	1.2	5,287	5,148	2.7

Total commercial	84,704	83,253	77,345	1.7	9.5	83,167	74,424	11.7

Commercial mortgages	32,083	32,499	31,965	(1.3)	.4	32,563	32,005	1.7
Construction and development	10,233	9,947	8,874	2.9	15.3	9,913	8,460	17.2

Total commercial real estate	42,316	42,446	40,839	(.3)	3.6	42,476	40,465	5.0

Residential mortgages	51,831	51,114	51,994	1.4	(.3)	51,458	51,799	(.7)

Credit card	17,944	17,613	17,753	1.9	1.1	17,794	17,516	1.6

Retail leasing	5,480	5,696	5,991	(3.8)	(8.5)	5,663	5,995	(5.5)
Home equity and second mortgages	16,083	15,958	15,704	.8	2.4	15,980	15,467	3.3
Other	27,286	25,415	27,003	7.4	1.0	26,768	26,636	.5

Total other retail (a)	48,849	47,069	48,698	3.8	.3	48,411	48,098	.7

Total loans, excluding covered loans	245,644	241,495	236,629	1.7	3.8	243,306	232,302	4.7

Covered loans	4,892	5,065	7,238	(3.4)	(32.4)	5,052	7,796	(35.2)

Total loans	$250,536	$246,560	$243,867	1.6	2.7	$248,358	$240,098	3.4

(a) The Company transferred all of its student loans to loans held for sale at the end of the first quarter of 2015. The portfolio was subsequently transferred back to held for investment effective September 1, 2015.

Total other retail	$48,849	$47,069	$48,698	3.8	.3	$48,411	$48,098	.7
Less: Student loans	(889)	—	(3,296)			(1,304)	(3,410)

Total other retail excluding student loans	$47,960	$47,069	$45,402	1.9	5.6	$47,107	$44,688	5.4

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Loans

Average total loans were $6.7 billion (2.7 percent) higher in the third quarter of 2015 than the third quarter of 2014, ($9.1 billion, 3.8 percent, excluding student loans), driven by growth in total commercial loans (9.5 percent), total other retail loans (5.6 percent excluding student loans), total commercial real estate (3.6 percent) and credit card (1.1 percent). These increases were partially offset by declines in covered loans (32.4 percent), including the impact of the expiration of the loss sharing agreements on commercial and commercial real estate assets at the end of 2014, and residential mortgages (0.3 percent). Average total loans were $4.0 billion (1.6 percent) higher in the third quarter of 2015 than the second quarter of 2015. Excluding student loans, average total loans were $3.1 billion (1.3 percent) higher in the third quarter of 2015 than the second quarter of 2015. The increase was driven by growth in total commercial loans (1.7 percent), total other retail loans (1.9 percent excluding student loans), residential mortgages (1.4 percent) and credit card (1.9 percent).

AVERAGE DEPOSITS								Table 5
($ in millions)	3Q 2015	2Q 2015	3Q 2014	Percent Change 3Q15 vs 2Q15	Percent Change 3Q15 vs 3Q14	YTD 2015	YTD 2014	Percent Change

Noninterest-bearing deposits	$80,940	$77,347	$74,126	4.6	9.2	$77,623	$72,274	7.4
Interest-bearing savings deposits
Interest checking	56,888	55,205	54,454	3.0	4.5	55,592	52,928	5.0
Money market savings	80,338	79,898	66,250	.6	21.3	78,065	62,314	25.3
Savings accounts	37,480	37,071	34,615	1.1	8.3	36,866	33,940	8.6

Total of savings deposits	174,706	172,174	155,319	1.5	12.5	170,523	149,182	14.3
Time deposits less than $100,000	9,549	9,933	11,045	(3.9)	(13.5)	9,961	11,151	(10.7)
Time deposits greater than $100,000	24,497	26,290	30,518	(6.8)	(19.7)	26,566	31,055	(14.5)

Total interest-bearing deposits	208,752	208,397	196,882	.2	6.0	207,050	191,388	8.2

Total deposits	$289,692	$285,744	$271,008	1.4	6.9	$284,673	$263,662	8.0

Deposits

Average total deposits for the third quarter of 2015 were $18.7 billion (6.9 percent) higher than the third quarter of 2014. Average noninterest-bearing deposits increased $6.8 billion (9.2 percent) year-over-year, mainly in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Average total savings deposits were $19.4 billion (12.5 percent) higher year-over-year, the result of growth in corporate trust, Wholesale Banking and Commercial Real Estate, and Consumer and Small Business

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Banking balances. Growth in Consumer and Small Business Banking total savings deposits included net new account growth of 3.1 percent. Average time deposits less than $100,000 were $1.5 billion (13.5 percent) lower due to maturities, while average time deposits greater than $100,000 decreased $6.0 billion (19.7 percent). Time deposits greater than $100,000 are primarily managed as an alternative to other funding sources, such as wholesale borrowing, based largely on funding needs and relative pricing.

Average total deposits increased $3.9 billion (1.4 percent) over the second quarter of 2015. Average noninterest-bearing deposits increased $3.6 billion (4.6 percent) on a linked quarter basis, due to higher balances in Wholesale Banking and Commercial Real Estate, corporate trust, and Consumer and Small Business Banking. Average total savings deposits increased $2.5 billion (1.5 percent), reflecting increases in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Compared with the second quarter of 2015, average time deposits less than $100,000 decreased $384 million (3.9 percent) due to maturities. Average time deposits greater than $100,000, which are managed based on funding needs, decreased $1.8 billion (6.8 percent) on a linked quarter basis.

NONINTEREST INCOME								Table 6
($ in millions)	3Q 2015	2Q 2015	3Q 2014	Percent Change 3Q15 vs 2Q15	Percent Change 3Q15 vs 3Q14	YTD 2015	YTD 2014	Percent Change

Credit and debit card revenue	$269	$266	$251	1.1	7.2	$776	$749	3.6
Corporate payment products revenue	190	178	195	6.7	(2.6)	538	550	(2.2)
Merchant processing services	400	395	387	1.3	3.4	1,154	1,127	2.4
ATM processing services	81	80	81	1.3	—	239	241	(.8)
Trust and investment management fees	329	334	315	(1.5)	4.4	985	930	5.9
Deposit service charges	185	174	185	6.3	—	520	513	1.4
Treasury management fees	143	142	136	.7	5.1	422	409	3.2
Commercial products revenue	231	214	209	7.9	10.5	645	635	1.6
Mortgage banking revenue	224	231	260	(3.0)	(13.8)	695	774	(10.2)
Investment products fees	46	48	49	(4.2)	(6.1)	141	142	(.7)
Securities gains (losses), net	(1)	—	(3)	nm	66.7	(1)	2	nm
Other	229	210	177	9.0	29.4	638	722	(11.6)

Total noninterest income	$2,326	$2,272	$2,242	2.4	3.7	$6,752	$6,794	(.6)

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Noninterest Income

Third quarter noninterest income was $2,326 million, which was $84 million (3.7 percent) higher than the third quarter of 2014 and $54 million (2.4 percent) higher than the second quarter of 2015. The year-over-year increase in noninterest income was primarily due to a third quarter 2015 gain from the sale of Visa Inc. Class B common stock of approximately $135 million (“Visa sale”), partially offset by a $58 million market valuation adjustment to write down the value of student loans previously held for sale as a result of recent disruption in the student loan securitization market (“student loan market adjustment”). These loans were subsequently transferred back to held for investment. The remaining increase in noninterest income was principally due to higher commercial products revenue, credit and debit card revenue, merchant processing services, and trust and investment management fees, partially offset by a decrease in mortgage banking revenue, primarily due to an unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities. Commercial products revenue increased $22 million (10.5 percent) due to a higher volume of tax-advantaged project fees and an increase in bond underwriting fees. Credit and debit card revenue increased $18 million (7.2 percent) due to higher transaction volumes. Merchant processing services increased $13 million (3.4 percent) as a result of higher transaction volumes, account growth and equipment sales to merchants related to new chip card technology requirements. Adjusted for the approximate $20 million impact of foreign currency rate changes, merchant processing services growth would have been approximately 8.5 percent. Trust and investment management fees increased $14 million (4.4 percent), reflecting the benefits of the Company’s investments in corporate trust and fund services businesses, as well as account growth and improved market conditions.

Noninterest income was $54 million (2.4 percent) higher in the third quarter of 2015 than the second quarter of 2015, principally due to higher other income and commercial products revenue, as well as seasonally higher corporate payment products revenue, partially offset by lower mortgage banking revenue. The increase in other income of $19 million (9.0 percent) was primarily driven by changes in equity investment income including the Visa sale, partially offset by the student loan market adjustment and a decrease in trading revenue due to lower customer volumes and pricing. Commercial products revenue increased $17 million (7.9 percent) primarily due to higher wholesale transaction activity, including loan and bond underwriting fees. Corporate payment products revenue increased $12 million (6.7 percent) and deposit service charges increased $11 million (6.3 percent), principally due to seasonally higher transaction volumes.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Partially offsetting these increases was a decrease in mortgage banking revenue of $7 million (3.0 percent), primarily due to lower origination revenue.

NONINTEREST EXPENSE								Table 7
($ in millions)	3Q 2015	2Q 2015	3Q 2014	Percent Change 3Q15 vs 2Q15	Percent Change 3Q15 vs 3Q14	YTD 2015	YTD 2014	Percent Change

Compensation	$1,225	$1,196	$1,132	2.4	8.2	$3,600	$3,372	6.8
Employee benefits	285	293	250	(2.7)	14.0	895	796	12.4
Net occupancy and equipment	251	247	249	1.6	.8	745	739	.8
Professional services	115	106	102	8.5	12.7	298	282	5.7
Marketing and business development	99	96	78	3.1	26.9	265	253	4.7
Technology and communications	222	221	219	.5	1.4	657	644	2.0
Postage, printing and supplies	77	64	81	20.3	(4.9)	223	242	(7.9)
Other intangibles	42	43	51	(2.3)	(17.6)	128	148	(13.5)
Other	459	416	452	10.3	1.5	1,311	1,435	(8.6)

Total noninterest expense	$2,775	$2,682	$2,614	3.5	6.2	$8,122	$7,911	2.7

Noninterest Expense

Third quarter noninterest expense was $2,775 million, which includes the impact of approximately $60 million of elevated third quarter 2015 expenses related to mortgage-related compliance and the company-wide talent upgrade costs. Third quarter 2015 was $161 million (6.2 percent) higher than the third quarter of 2014 including a $93 million (8.2 percent) increase in compensation expense, reflecting the impact of merit increases and higher staffing for risk and compliance activities, and higher employee benefits expense of $35 million (14.0 percent), mainly due to higher pension costs. In addition, marketing and business development expense was $21 million (26.9 percent) higher, primarily due to various marketing programs in Payment Services and Consumer and Small Business Banking.

Noninterest expense increased $93 million (3.5 percent) on a linked quarter basis. Other expense increased $43 million (10.3 percent) due primarily to mortgage servicing and talent upgrade costs in addition to an increase in tax credit amortization. Additionally, compensation expense increased $29 million (2.4 percent) reflecting the impact of an additional day in the current quarter relative to the prior quarter and increases in variable compensation. The $13 million (20.3 percent) increase in postage, printing and supplies was primarily due to a second quarter 2015 reimbursement from a business partner.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Provision for Income Taxes

The provision for income taxes for the third quarter of 2015 resulted in a tax rate on a taxable-equivalent basis of 28.1 percent (effective tax rate of 26.2 percent), compared with 28.0 percent (effective tax rate of 26.0 percent) in the third quarter of 2014, and 28.0 percent (effective tax rate of 26.1 percent) in the second quarter of 2015.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	3Q		2Q		1Q		4Q		3Q
	2015	% (b)	2015	% (b)	2015	% (b)	2014	% (b)	2014	% (b)

Balance, beginning of period	$4,326		$4,351		$4,375		$4,414		$4,449
Net charge-offs
Commercial	68	.34	39	.20	40	.21	48	.26	52	.29
Lease financing	3	.23	3	.23	3	.23	(2)	(.15)	6	.46

Total commercial	71	.33	42	.20	43	.21	46	.23	58	.30
Commercial mortgages	—	—	4	.05	(1)	(.01)	(3)	(.04)	1	.01
Construction and development	(11)	(.43)	(3)	(.12)	(17)	(.72)	(7)	(.30)	3	.13

Total commercial real estate	(11)	(.10)	1	.01	(18)	(.17)	(10)	(.10)	4	.04
Residential mortgages	25	.19	33	.26	35	.28	39	.30	42	.32
Credit card	153	3.38	169	3.85	163	3.71	160	3.53	158	3.53
Retail leasing	2	.14	1	.07	1	.07	1	.07	—	—
Home equity and second mortgages	7	.17	11	.28	14	.36	17	.43	24	.61
Other	45	.65	39	.62	41	.60	52	.76	49	.72

Total other retail	54	.44	51	.43	56	.46	70	.57	73	.59

Total net charge-offs, excluding covered loans	292	.47	296	.49	279	.47	305	.51	335	.56
Covered loans	—	—	—	—	—	—	3	.17	1	.05

Total net charge-offs	292	.46	296	.48	279	.46	308	.50	336	.55
Provision for credit losses	282		281		264		288		311
Other changes (a)	(10)		(10)		(9)		(19)		(10)

Balance, end of period	$4,306		$4,326		$4,351		$4,375		$4,414

Components
Allowance for loan losses	$3,965		$4,013		$4,023		$4,039		$4,065
Liability for unfunded credit commitments	341		313		328		336		349

Total allowance for credit losses	$4,306		$4,326		$4,351		$4,375		$4,414

Gross charge-offs	$372		$380		$383		$415		$410
Gross recoveries	$80		$84		$104		$107		$74
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.71		1.76		1.79		1.78		1.81
Nonperforming loans, excluding covered loans	347		348		321		297		291
Nonperforming assets, excluding covered assets	280		279		261		245		245
Period-end loans	1.69		1.74		1.77		1.77		1.80
Nonperforming loans	347		349		322		298		282
Nonperforming assets	275		274		257		242		230

(a)    Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Credit Quality

The Company’s provision for credit losses for the third quarter of 2015 was $282 million, which was relatively flat compared with the prior quarter and $29 million (9.3 percent) lower than the third quarter of 2014. The provision for credit losses was lower than net charge-offs by $10 million in the third quarter of 2015, $15 million in the second quarter of 2015, and $25 million in the third quarter of 2014. Total net charge-offs in the third quarter of 2015 were $292 million, compared with $296 million in the second quarter of 2015, and $336 million in the third quarter of 2014. Net charge-offs were relatively flat on a linked quarter basis, while the $44 million (13.1 percent) decrease in net charge-offs on a year-over-year basis reflected improvements in total other retail, residential mortgages, and construction and development. Given current economic conditions, the Company expects the level of net charge-offs to increase modestly in the fourth quarter of 2015.

The allowance for credit losses was $4,306 million at September 30, 2015, compared with $4,326 million at June 30, 2015, and $4,414 million at September 30, 2014. The ratio of the allowance for credit losses to period-end loans was 1.69 percent at September 30, 2015, compared with 1.74 percent at June 30, 2015, and 1.80 percent at September 30, 2014. The ratio of the allowance for credit losses to nonperforming loans was 347 percent at September 30, 2015, compared with 349 percent at June 30, 2015, and 282 percent at September 30, 2014.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Sep 30 2015	Jun 30 2015	Mar 31 2015	Dec 31 2014	Sep 30 2014

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.05	.05	.05
Commercial real estate	.05	.05	.07	.05	.03
Residential mortgages	.33	.30	.33	.40	.41
Credit card	1.10	1.03	1.19	1.13	1.10
Other retail	.14	.14	.15	.15	.16
Total loans, excluding covered loans	.20	.19	.22	.23	.22
Covered loans	6.57	6.66	7.01	7.48	6.10
Total loans	.32	.32	.36	.38	.39

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.25	.16	.16	.19	.27
Commercial real estate	.39	.46	.58	.65	.62
Residential mortgages	1.73	1.80	1.95	2.07	2.02
Credit card	1.16	1.12	1.32	1.30	1.32
Other retail	.47	.51	.55	.53	.53
Total loans, excluding covered loans	.70	.70	.77	.83	.84
Covered loans	6.80	6.88	7.25	7.74	7.34
Total loans	.81	.82	.91	.97	1.03

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

ASSET QUALITY					Table 10
($ in millions)
	Sep 30 2015	Jun 30 2015	Mar 31 2015	Dec 31 2014	Sep 30 2014

Nonperforming loans
Commercial	$157	$78	$74	$99	$161
Lease financing	12	12	13	13	12

Total commercial	169	90	87	112	173

Commercial mortgages	105	116	142	175	147
Construction and development	39	59	75	84	94

Total commercial real estate	144	175	217	259	241

Residential mortgages	735	769	825	864	841
Credit card	12	16	22	30	40
Other retail	171	178	187	187	184

Total nonperforming loans, excluding covered loans	1,231	1,228	1,338	1,452	1,479

Covered loans	11	11	12	14	88

Total nonperforming loans	1,242	1,239	1,350	1,466	1,567

Other real estate (a)	276	287	293	288	275
Covered other real estate (a)	31	35	37	37	72
Other nonperforming assets	18	16	16	17	9

Total nonperforming assets (b)	$1,567	$1,577	$1,696	$1,808	$1,923

Total nonperforming assets, excluding covered assets	$1,525	$1,531	$1,647	$1,757	$1,763

Accruing loans 90 days or more past due, excluding covered loans	$510	$469	$521	$550	$532

Accruing loans 90 days or more past due	$825	$801	$880	$945	$962

Performing restructured loans, excluding GNMA and covered loans	$2,746	$2,815	$2,684	$2,832	$2,818

Performing restructured GNMA and covered loans	$2,031	$2,111	$2,186	$2,273	$2,685

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.61	.63	.68	.72	.74

Nonperforming assets to loans plus ORE (%)	.61	.63	.69	.73	.78

(a) Includes equity investments in entities whose principal assets are other real estate owned.
(b) Does not include accruing loans 90 days or more past due.

Nonperforming assets decreased on a linked quarter and year-over-year basis to $1,567 million at September 30, 2015, compared with $1,577 million at June 30, 2015, and $1,923 million at September 30, 2014. The ratio of nonperforming assets to loans and other real estate was 0.61 percent at September 30, 2015, compared with 0.63 percent at June 30, 2015, and 0.78 percent at September 30, 2014. The decrease in nonperforming assets on a year-over-year basis was driven primarily by reductions in the commercial real estate portfolios and residential mortgages as economic conditions continued to slowly improve. Accruing loans 90 days or more past due were $825 million ($510 million excluding covered loans) at September 30,

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

2015, compared with $801 million ($469 million excluding covered loans) at June 30, 2015, and $962 million ($532 million excluding covered loans) at September 30, 2014. The Company expects total nonperforming assets to remain relatively stable in the fourth quarter of 2015.

COMMON SHARES					Table 11
(Millions)	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014

Beginning shares outstanding	1,767	1,780	1,786	1,795	1,809
Shares issued for stock incentive plans, acquisitions and other corporate purposes	3	1	6	2	2
Shares repurchased	(16)	(14)	(12)	(11)	(16)

Ending shares outstanding	1,754	1,767	1,780	1,786	1,795

Capital Management

Total U.S. Bancorp shareholders’ equity was $45.1 billion at September 30, 2015, compared with $44.5 billion at June 30, 2015, and $43.1 billion at September 30, 2014. During the third quarter, the Company returned 80 percent of third quarter earnings to shareholders, including $448 million in common stock dividends and $688 million of repurchased common stock.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

CAPITAL POSITION					Table 12
($ in millions)	Sep 30 2015	Jun 30 2015	Mar 31 2015	Dec 31 2014	Sep 30 2014

Total U.S. Bancorp shareholders’ equity	$45,075	$44,537	$44,277	$43,479	$43,141

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$32,124	$31,674	$31,308	$30,856	$30,213
Tier 1 capital	37,197	36,748	36,382	36,020	35,377
Total risk-based capital	44,015	43,526	43,558	43,208	42,509

Common equity tier 1 capital ratio	9.6%	9.5%	9.6%	9.7%	9.7%
Tier 1 capital ratio	11.1	11.0	11.1	11.3	11.3
Total risk-based capital ratio	13.1	13.1	13.3	13.6	13.6
Leverage ratio	9.3	9.2	9.3	9.3	9.4

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.2	9.2	9.2	9.0	9.0

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	13.0	12.9	12.3	12.4	12.4

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	12.4	12.4	11.8	11.8	11.8

Tangible common equity to tangible assets	7.7	7.5	7.6	7.5	7.6
Tangible common equity to risk-weighted assets	9.3	9.2	9.3	9.3	9.3

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III standardized approach as if fully implemented was 9.2 percent at September 30, 2015, compared with 9.2 percent at June 30, 2015, and 9.0 percent at September 30, 2014. The common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III advanced approaches as if fully implemented was 12.4 percent at September 30, 2015, compared with 12.4 percent at June 30, 2015, and 11.8 percent at September 30, 2014.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13
($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			3Q 2015

Business Line	3Q 2015	2Q 2015	3Q 2014	3Q15 vs 2Q15	3Q15 vs 3Q14	YTD 2015	YTD 2014	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$210	$246	$258	(14.6)	(18.6)	$666	$813	(18.1)	14%
Consumer and Small Business Banking	310	318	375	(2.5)	(17.3)	980	1,114	(12.0)	21
Wealth Management and Securities Services	64	69	64	(7.2)	—	187	188	(.5)	4
Payment Services	325	259	306	25.5	6.2	851	831	2.4	22
Treasury and Corporate Support	580	591	468	(1.9)	23.9	1,719	1,417	21.3	39

Consolidated Company	$1,489	$1,483	$1,471	.4	1.2	$4,403	$4,363	.9	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2015, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $210 million of the Company’s net income in the third quarter of 2015, compared with $258 million in the third quarter of 2014

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

and $246 million in the second quarter of 2015. Wholesale Banking and Commercial Real Estate’s net income decreased $48 million (18.6 percent) from the same quarter of 2014 due to an increase in total noninterest expense and in the provision for credit losses, partially offset by an increase in total net revenue. Total net revenue increased $2 million (0.3 percent), due to a $12 million (2.4 percent) increase in net interest income, partially offset by a $10 million (4.3 percent) decrease in total noninterest income. Net interest income increased year-over-year, primarily due to an increase in average total loans and deposits, partially offset by lower rates and fees on loans. The decrease in total noninterest income was driven by higher loan-related charges, partially offset by higher loan syndication and bond underwriting fees, as well as higher wholesale transaction activity. Total noninterest expense was $28 million (9.2 percent) higher compared with a year ago primarily due to higher compensation and employee benefits expense, mainly due to higher variable compensation, merit and pension costs, and net shared services expense and an increase in the FDIC insurance assessment allocation based on the level of commitments. The provision for credit losses increased $49 million due to an unfavorable change in the reserve allocation and an increase in net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the third quarter of 2015 was $36 million (14.6 percent) lower than the second quarter of 2015, due to an increase in the provision for credit losses and noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased $10 million (1.4 percent) compared with the prior quarter. Net interest income increased $11 million (2.2 percent) on a linked quarter basis, primarily due to higher average loans and an additional day in the quarter, partially offset by lower rates and fees on loans. Total noninterest income was essentially flat compared with the prior quarter. Total noninterest expense increased $5 million (1.5 percent) due to higher variable compensation and an additional day in the quarter relative to the prior quarter. The provision for credit losses increased $61 million due to an unfavorable change in the reserve allocation and an increase in net charge-offs.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking and indirect lending (collectively, the retail banking division), as well as mortgage banking. Consumer and Small Business Banking contributed $310 million of the Company’s net income in the third quarter of 2015, a $65 million (17.3 percent) decrease from the third quarter of 2014 and an $8 million (2.5 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 4.7

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

percent decrease in its contribution from the same quarter of last year due to lower total net revenue and an increase in total noninterest expense, partially offset by a lower provision for credit losses. Retail banking’s total net revenue was 1.3 percent lower than the third quarter of 2014. Net interest income decreased 1.9 percent, primarily as a result of lower rates on loans, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division was flat compared with a year ago. Total noninterest expense for the retail banking division in the third quarter of 2015 increased 5.1 percent over the same quarter of the prior year, primarily due to the allocation to the business line of a previously reserved legal matter and higher compensation and employee benefits expense, principally due to higher merit and pension costs. The provision for credit losses for the retail banking division decreased 57.0 percent on a year-over-year basis due to a favorable change in the reserve allocation and lower net charge-offs. The contribution of the mortgage banking division was 38.0 percent lower than the third quarter of 2014, reflecting a decrease in total net revenue and an increase in total noninterest expense, as well as an increase in the provision for credit losses. The division’s 6.7 percent decrease in total net revenue was driven by a 13.3 percent decrease in total noninterest income, principally due to an unfavorable change in the valuation of MSRs, net of hedging activities, partially offset by a 3.8 percent increase in net interest income, primarily the result of higher average loans held for sale. Total noninterest expense was 24.9 percent higher compared with the prior year quarter primarily due to higher mortgage servicing-related expenses and increased compensation expense due to higher pension costs. The 50.0 percent increase in the provision for credit losses for the mortgage banking division was due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Consumer and Small Business Banking’s contribution in the third quarter of 2015 was $8 million (2.5 percent) lower than the second quarter of 2015, primarily due to an increase in total noninterest expense, partially offset by an increase in total net revenue and a decrease in the provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution decreased 8.6 percent, mainly due to an increase in total noninterest expense and an increase in the provision for credit losses, partially offset by an increase in total net revenue. Total net revenue for the retail banking division increased 1.9 percent compared with the previous quarter. Net interest income was 1.6 percent higher primarily due to higher average loan and deposit balances, as well as an additional day in the current quarter relative to the prior quarter, partially offset by lower rates on loans. Total noninterest income was 2.5 percent higher on a linked quarter basis, driven by seasonally higher deposit service charges. Total noninterest expense increased 4.6 percent, primarily due to the allocation to the business line of a previously reserved legal matter. The

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

provision for credit losses increased 48.1 percent on a linked quarter basis primarily due to an unfavorable change in the reserve allocation. The contribution of the mortgage banking division increased 17.3 percent over the second quarter of 2015 primarily due to lower provision for credit losses, partially offset by higher total noninterest expense and lower total net revenue. Total net revenue decreased 1.5 percent due to a 3.1 percent decrease in total noninterest income, the result of lower mortgage origination revenue. The decrease in noninterest income was partially offset by a 0.6 percent increase in net interest income, primarily due to an additional day in the quarter. Total noninterest expense increased 2.0 percent, primarily reflecting higher mortgage servicing-related expenses, along with higher compensation and employee benefits expense related to an additional day in the current quarter relative to the prior quarter. The provision for credit losses for the mortgage banking division decreased $31 million on a linked quarter basis primarily due to a favorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $64 million of the Company’s net income in the third quarter of 2015, compared with $64 million in the third quarter of 2014 and $69 million in the second quarter of 2015. The business line’s contribution was flat compared with the same quarter of 2014, reflecting an increase in total net revenue and a decrease in the provision for credit losses, offset by an increase in total noninterest expense. Total net revenue increased $15 million (3.3 percent) year-over-year, driven by a $13 million (3.7 percent) increase in total noninterest income, reflecting the impact of account growth and improved market conditions, and an increase in net interest income of $2 million (2.1 percent), principally due to higher average deposit balances. Total noninterest expense increased $19 million (5.5 percent) primarily as a result of higher net shared services expense and increased compensation and employee benefits expense due to merit and pension costs. The provision for credit losses decreased $5 million (83.3 percent) compared with the prior year quarter due to a favorable change in the reserve allocation and lower net charge-offs.

The business line’s contribution in the third quarter of 2015 was $5 million (7.2 percent) lower than the prior quarter. Total net revenue was essentially flat on a linked quarter basis, reflecting an increase in net interest income of $7 million (7.7 percent), principally due to higher average deposit balances, partially offset by a decrease in noninterest income of $6 million (1.6 percent) reflecting current market conditions. Total noninterest expense increased $8 million (2.3 percent) over the prior quarter primarily as a result of

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

increased compensation expense, including higher variable compensation costs. The provision for credit losses was flat on a linked quarter basis.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $325 million of the Company’s net income in the third quarter of 2015, compared with $306 million in the third quarter of 2014 and $259 million in the second quarter of 2015. The $19 million (6.2 percent) increase in the business line’s contribution from the prior year was due to an increase in total net revenue and a decrease in the provision for credit losses, partially offset by an increase in noninterest expense. Total net revenue increased $72 million (5.6 percent) year-over-year. Net interest income increased $40 million (9.0 percent), primarily due to improved loan rates and higher average loan balances and fees. Total noninterest income was $32 million (3.8 percent) higher year-over-year due to an increase in credit and debit card revenue on higher transaction volumes, along with higher merchant processing services, driven by increased transaction volumes and product fees and equipment sales to merchants related to new chip card technology requirements, partially offset by the impact of foreign currency rate changes. Total noninterest expense increased $53 million (8.8 percent) over the third quarter of 2014, driven by higher net shared services, compensation and marketing expenses. The provision for credit losses decreased $10 million (5.3 percent) due to a favorable change in the reserve allocation and lower net charge-offs.

Payment Services’ contribution in the third quarter of 2015 increased $66 million (25.5 percent) over the second quarter of 2015 due to higher total net revenue and lower noninterest expense and provision for credit losses. Net interest income was $25 million (5.4 percent) higher than the prior quarter due to improved loan rates and higher average loan balances and fees. Total noninterest income increased $24 million (2.8 percent), primarily reflecting an increase in corporate payment products revenue on seasonally higher volumes, an increase in merchant processing services due to higher product fees and equipment sales to merchants related to new chip card technology requirements and an increase in credit and debit card revenue due to higher transaction volumes. Total noninterest expense was $27 million (4.0 percent) lower on a linked quarter basis reflecting the allocation to the business line of a previously reserved regulatory item in the prior quarter, partially offset by the timing of marketing programs. The provision for credit losses was $28 million (13.5 percent) lower on a linked quarter basis due to lower net charge-offs and a favorable change in the reserve allocation.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $580 million in the third quarter of 2015, compared with $468 million in the third quarter of 2014 and $591 million in the second quarter of 2015. The increase in net income of $112 million (23.9 percent) over the prior year was due to an increase in total net revenue, along with decreases in total noninterest expense and the provision for credit losses. Net interest income increased $32 million (6.0 percent) over the third quarter of 2014 principally due to growth in the investment portfolio. Total noninterest income increased $83 million (56.8 percent) over the third quarter of last year, mainly due to the Visa sale, partially offset by the student loan market adjustment. Total noninterest expense decreased $39 million (20.2 percent), principally due to a reduction of reserves for losses allocated to business lines and lower costs related to investments in tax-advantaged projects, partially offset by higher compensation and employee benefits expense, reflecting higher pension costs, the impact of merit increases and staffing for risk and compliance activities. The provision for credit losses was $17 million lower year-over-year primarily due to lower net charge-offs.

Net income in the third quarter of 2015 was $11 million (1.9 percent) lower on a linked quarter basis as an increase in total noninterest expense was partially offset by an increase in total net revenue and a decrease in the provision for credit losses. Total net revenue was $25 million (3.3 percent) higher than the prior quarter mainly due to the Visa sale, partially offset by the student loan market adjustment. The $57 million (58.8 percent) increase in total noninterest expense was principally due to the elevated third quarter 2015 expenses and higher costs related to investments in tax-advantaged projects. The provision for credit losses was $14 million lower compared with the second quarter of 2015 due to lower net charge-offs and a favorable change in the reserve allocation.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-4328.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

On Thursday, October 15, 2015, at 8:30 a.m. CDT, Richard K. Davis, chairman, president and chief executive officer, and Kathy Rogers, vice chair and chief financial officer, will host a conference call to review the financial results. The conference call will be available online and by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 13809601. For those unable to participate during the live call, a recording will be available at approximately 11:30 a.m. CDT on Thursday, October 15 and be accessible through Thursday, October 22 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 13809601.

Minneapolis-based U.S. Bancorp (“USB”), with $416 billion in assets as of September 30, 2015, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,151 banking offices in 25 states and 5,001 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Third Quarter 2015 Results

October 15, 2015

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

●	Tangible common equity to tangible assets,
●	Tangible common equity to risk-weighted assets,
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these Non-GAAP financial measures.

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U.S. Bancorp
Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2015	2014	2015	2014
Interest Income
Loans	$2,520	$2,518	$7,476	$7,572
Loans held for sale	60	36	166	87
Investment securities	502	476	1,502	1,378
Other interest income	35	27	102	89
Total interest income	3,117	3,057	9,246	9,126
Interest Expense
Deposits	113	115	344	348
Short-term borrowings	66	72	189	204
Long-term debt	170	178	531	543
Total interest expense	349	365	1,064	1,095
Net interest income	2,768	2,692	8,182	8,031
Provision for credit losses	282	311	827	941
Net interest income after provision for credit losses	2,486	2,381	7,355	7,090
Noninterest Income
Credit and debit card revenue	269	251	776	749
Corporate payment products revenue	190	195	538	550
Merchant processing services	400	387	1,154	1,127
ATM processing services	81	81	239	241
Trust and investment management fees	329	315	985	930
Deposit service charges	185	185	520	513
Treasury management fees	143	136	422	409
Commercial products revenue	231	209	645	635
Mortgage banking revenue	224	260	695	774
Investment products fees	46	49	141	142
Securities gains (losses), net	(1)	(3)	(1)	2
Other	229	177	638	722
Total noninterest income	2,326	2,242	6,752	6,794
Noninterest Expense
Compensation	1,225	1,132	3,600	3,372
Employee benefits	285	250	895	796
Net occupancy and equipment	251	249	745	739
Professional services	115	102	298	282
Marketing and business development	99	78	265	253
Technology and communications	222	219	657	644
Postage, printing and supplies	77	81	223	242
Other intangibles	42	51	128	148
Other	459	452	1,311	1,435
Total noninterest expense	2,775	2,614	8,122	7,911
Income before income taxes	2,037	2,009	5,985	5,973
Applicable income taxes	534	523	1,541	1,566
Net income	1,503	1,486	4,444	4,407
Net (income) loss attributable to noncontrolling interests	(14)	(15)	(41)	(44)
Net income attributable to U.S. Bancorp	$1,489	$1,471	$4,403	$4,363
Net income applicable to U.S. Bancorp common shareholders	$1,422	$1,405	$4,204	$4,163
Earnings per common share	$.81	$.78	$2.38	$2.30
Diluted earnings per common share	$.81	$.78	$2.36	$2.29
Dividends declared per common share	$.255	$.245	$.755	$.720
Average common shares outstanding	1,758	1,798	1,770	1,809
Average diluted common shares outstanding	1,766	1,807	1,778	1,819

U.S. Bancorp
Consolidated Ending Balance Sheet

(Dollars in Millions)	September 30, 2015	December 31, 2014	September 30, 2014
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$10,450	$10,654	$6,183
Investment securities
Held-to-maturity	44,690	44,974	44,231
Available-for-sale	60,396	56,069	52,674
Loans held for sale	4,472	4,792	3,939
Loans
Commercial	85,539	80,377	78,878
Commercial real estate	42,478	42,795	40,909
Residential mortgages	52,349	51,619	51,957
Credit card	18,583	18,515	17,858
Other retail	51,051	49,264	48,935

Total loans, excluding covered loans	250,000	242,570	238,537
Covered loans	4,791	5,281	7,054

Total loans	254,791	247,851	245,591
Less allowance for loan losses	(3,965)	(4,039)	(4,065)

Net loans	250,826	243,812	241,526
Premises and equipment	2,515	2,618	2,608
Goodwill	9,368	9,389	9,401
Other intangible assets	3,176	3,162	3,338
Other assets	30,050	27,059	27,384

Total assets	$415,943	$402,529	$391,284

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$83,549	$77,323	$78,641
Interest-bearing	185,861	177,452	165,070
Time deposits greater than $100,000	25,854	27,958	29,386

Total deposits	295,264	282,733	273,097
Short-term borrowings	26,915	29,893	30,045
Long-term debt	32,504	32,260	30,768
Other liabilities	15,493	13,475	13,545

Total liabilities	370,176	358,361	347,455
Shareholders’ equity
Preferred stock	4,756	4,756	4,756
Common stock	21	21	21
Capital surplus	8,362	8,313	8,293
Retained earnings	45,413	42,530	41,543
Less treasury stock	(12,756)	(11,245)	(10,836)
Accumulated other comprehensive income (loss)	(721)	(896)	(636)

Total U.S. Bancorp shareholders’ equity	45,075	43,479	43,141
Noncontrolling interests	692	689	688

Total equity	45,767	44,168	43,829

Total liabilities and equity	$415,943	$402,529	$391,284

U.S. Bancorp
Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Total equity	$45,767	$45,231	$44,965	$44,168	$43,829
Preferred stock	(4,756)	(4,756)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(692)	(694)	(688)	(689)	(688)
Goodwill (net of deferred tax liability) (1)	(8,324)	(8,350)	(8,360)	(8,403)	(8,503)
Intangible assets, other than mortgage servicing rights	(779)	(744)	(783)	(824)	(877)

Tangible common equity (a)	31,216	30,687	30,378	29,496	29,005

Tangible common equity (as calculated above)	31,216	30,687	30,378	29,496	29,005
Adjustments (2)	118	125	158	172	187

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	31,334	30,812	30,536	29,668	29,192

Total assets	415,943	419,075	410,233	402,529	391,284
Goodwill (net of deferred tax liability) (1)	(8,324)	(8,350)	(8,360)	(8,403)	(8,503)
Intangible assets, other than mortgage servicing rights	(779)	(744)	(783)	(824)	(877)

Tangible assets (c)	406,840	409,981	401,090	393,302	381,904

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	336,227 *	333,177	327,709	317,398	311,914
Adjustments (3)	3,532 *	3,532	3,153	11,110	12,837

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	339,759 *	336,709	330,862	328,508	324,751

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	248,048 *	245,038	254,892	248,596	243,909
Adjustments (4)	3,723 *	3,721	3,321	3,270	3,443

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	251,771 *	248,759	258,213	251,866	247,352

Ratios *
Tangible common equity to tangible assets (a)/(c)	7.7%	7.5%	7.6%	7.5%	7.6%
Tangible common equity to risk-weighted assets (a)/(d)	9.3	9.2	9.3	9.3	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.2	9.2	9.2	9.0	9.0
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	12.4	12.4	11.8	11.8	11.8

      *  Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

    (1) Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

    (2) Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.

    (3) Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.

    (4) Primarily reflects higher risk-weighting for mortgage servicing rights.